Yelp Reports Second Quarter 2018 Financial Results

Reports Net Revenue of $235 Million, Net Income of $11 Million and Adjusted EBITDA of $47 Million

Advertising Revenue Growth Accelerates to 21% over Second Quarter 2017

Record Paying Advertising Account Growth of 17,000 from First Quarter 2018

SAN FRANCISCO--(BUSINESS WIRE)--August 8, 2018--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the quarter ended June 30, 2018 in the Q2 2018 Shareholder Letter on its Investor Relations website at www.yelp-ir.com.

“Second quarter results were once again driven by strong revenue growth in our core Advertising business,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “We completed the transition to selling non-term local advertising in the quarter, which helped deliver record advertising account additions. Our growth initiatives elsewhere also produced encouraging results.”

Quarterly Conference Call

Yelp will host a live Q&A session today at 2:00 p.m. PT to discuss the second quarter 2018 financial results. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website until August 16, 2018.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a platform for consumers to discover, interact and transact with local businesses of all sizes. Yelp was founded in San Francisco in July 2004.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls or webcasts, as required by applicable law.

Investor Relations Contact

Ron Clark
415-568-3243
ir@yelp.com